Exhibit 99.1
Tidelands Royalty Trust ‘B’
News Release
TIDELANDS ROYALTY TRUST ‘B’
ANNOUNCES FIRST QUARTER CASH DISTRIBUTION
     DALLAS, Texas, March 20, 2007 — Bank of America, N.A., as Trustee of Tidelands Royalty Trust ‘B’ (OTC BB: TIRTZ.OB), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.687969 per unit, payable on April 13, 2007, to unit holders of record on March 30, 2007. This distribution includes royalties received from the Sabine Pass Block 13, Galveston Block 303 and West Cameron Block 165 fields. No royalties were received from the West Cameron Block 225 Field. Tidelands’ distributions to unitholders are determined by royalties received up to the date the amount is declared. There is a delay of about three months between the month of production and the time of payment.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.985.0794